Exhibit 10.7
EXECUTIVE EMPLOYMENT AGREEMENT
     This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 15th day of January, 2007 (the “Effective Date”) by and between HERCULES OFFSHORE, INC., a Delaware corporation (the “Company”) and TERRY CARR (the “Executive”).
     WHEREAS, the Company, after consultation with the Nominating, Governance and Compensation Committee of the Board (the “NGC Committee”) and the Board of Directors (the “Board”) has determined that it is advisable and in the best interests of the Company and its stockholders to secure the employment and dedication of the Executive, and to provide the Executive with compensation and benefit arrangements which are competitive with those of other similarly situated corporations;
     WHEREAS, the Company also believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control (hereinafter defined) and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control;
     WHEREAS, the Company desires to employ the Executive, and the Executive is willing to accept such employment, all upon the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
     1. Certain Definitions.
          (a) “Affiliate” shall have the meaning ascribed to such term under Rule 12(b)-2 under the Securities Exchange Act of 1934 (the “Exchange Act”).
          (b) “Associate” shall mean, with reference to any Person, (i) any corporation, firm, partnership, association, unincorporated organization or other entity (other than the Company or a subsidiary of the Company) of which such Person is an officer or general partner (or officer or general partner of a general partner) or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.
          (c) The “Employment Period” shall mean the period commencing on the Effective Date and ending on February 28, 2008, unless extended pursuant to this paragraph. If neither party shall provide written notice of termination at least six months prior to the scheduled expiration of the then-current term of this Agreement (each such date by which such notice must be

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provided, a “Renewal Date”), the Employment Period shall automatically be extended for two additional years. Upon a Change of Control the Employment Period shall be automatically extended to the third anniversary of the Change of Control.
          (d) The term “group” is used as it is defined for purposes of the Exchange Act.
          (e) “Person” means an individual, entity or group.
          (f) “Subsidiary” shall mean (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing 50% or more of the combined voting power of the shares of all classes or series of capital stock of such corporation that have the right to vote generally on matters submitted to a vote of the stockholders of such corporation and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns 50% or more of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).
     2. Change of Control. For the purpose of this Agreement, a "Change of Control” shall mean (i) the consummation of a reorganization, merger, consolidation or other transaction, in any case, with respect to which Persons who were stockholders (or members) of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own equity interests representing at least 51% of the total combined voting power of the Company or the resulting reorganized, merged or consolidated entity, as applicable, (ii) the sale, lease, transfer or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole (other than to one or more Subsidiaries of the Company), or (iii) the occurrence of (A) the consummation of a transaction or series of related transactions in which the Company issues, as consideration for the acquisition (through a merger, reorganization, stock purchase, asset purchase or otherwise) of the assets or capital stock of an unaffiliated third party, equity in the Company representing more than 35% of the outstanding equity of the Company calculated as of the consummation of such transaction or transactions, in conjunction with (B) a change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who had been directors of the Company at the time of the approval by the Board of the issuance of such equity in the Company.
     3. Employment Agreement. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company in accordance with the terms and conditions of this Agreement, for the Employment Period.
     4. Terms of Employment.
          (a) Position and Duties.
               (i) During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be (x) prior to a Change of Control, at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the later of the Effective Date or the most recent Renewal Date and (y) upon and after a Change of Control, the Executive’s position shall be at least commensurate in all respects (disregarding any change or changes that are in the aggregate de minimis) with the most significant of those held, exercised and assigned at any time during the 180-day period immediately preceding

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the Applicable Date and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Applicable Date or any office which is the headquarters of the Company and is less than 50 miles from such location. For purposes of this Agreement, “Applicable Date” shall mean, at any time of determination, the latest to have occurred of the Effective Date, the most recent Renewal Date, or any date on which a Change of Control has occurred.
               (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote his full attention and time during normal business hours to the business and affairs of the Company. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions or (C) manage personal investments, in each such case, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement; provided, however, the Executive may not serve on the board of a publicly traded for profit corporation or similar body of a publicly traded for profit business organized in other than corporate form without the consent of the NGC Committee. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Applicable Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Applicable Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.
          (b) Compensation.
               (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) in the amount of $270,000, which shall be paid on a monthly basis. During the Employment Period, the Annual Base Salary shall be reviewed at least once in any fiscal year of the Company and may be increased at any time and from time to time as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other executives of the Company and its affiliated companies. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.
               (ii) Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded for any fiscal year ending during the Employment Period, a bonus of up to 100% of Annual Base Salary (target of 50%) depending upon meeting goals agreed upon with the Board. During the Employment Period, the annual target bonus as a percentage of Annual Base Salary may be increased, but not decreased, from time to time by the Board.
               (iii) Restricted Shares in Hercules Offshore, Inc. The Executive shall be awarded 10,000 restricted shares of Hercules Offshore, Inc. stock which shall vest over a three (3) year period. The Executive will also be eligible to receive other forms of incentive compensation in the future, such as the restricted stock as determined by the Board.
               (iv) Hiring Bonus. On the Effective Date of this Agreement, the Executive shall receive a hiring bonus in the amount of $100,000.

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               (v) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other executives of the Company and its affiliated companies. Such plans, practices, policies and programs shall provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, equal to such plans, practices, policies and programs provided by the Company and its affiliated companies for similarly situated senior executives of the Company and its affiliated companies.
               (vi) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s dependents, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to similarly situated senior executives of the Company and its affiliated companies. Such plans, practices, policies and programs shall provide the Executive with benefits which are equal, in the aggregate, to such plans, practices, policies and programs provided by the Company and its affiliated companies for similarly situated senior executives of the Company and its affiliate companies.
               (vii) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable and documented expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company and its affiliated companies in effect for similarly situated senior executives of the Company and its affiliated companies. All reimbursable expenses shall be appropriately documented in reasonable detail by the Executive upon submission of any request for reimbursement and in a format and manner consistent with the Company’s expense reporting policy.
               (viii) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company and its affiliated companies in effect for similarly situated senior executives of the Company and its affiliated companies.
               (ix) Vacation. During the Employment Period, the Executive shall be entitled to four (4) weeks paid vacation per year, or such greater amount as is afforded to similarly situated senior executives of the Company or its affiliated companies.
               (x) Equity Awards. In addition to Annual Base Salary and annual bonus, the Executive may be awarded an equity award at the discretion of the Company for any fiscal year ending during the Employment Period.
     5. Termination of Employment.
          (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written

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notice in accordance with Section 15(c) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 120 consecutive calendar days, and the Executive (i) is unable to engage in any substantial gainful activity on behalf of the Company by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. All determinations to be made with respect to clauses (i) and (ii) above shall be made by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).
          (b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean (i) a material violation by the Executive of the Executive’s obligations under Section 4(a) of this Agreement (other than as a result of incapacity due to physical or mental illness) which is either willful and deliberate on the Executive’s part or is committed in bad faith or without reasonable belief that such violation is in the best interests of the Company (ii) the Executive’s gross negligence in performance, or intentional non-performance (continuing for 10 days after receipt of written notice of need to cure from the Company), of any of the Executive’s duties and responsibilities under this Agreement, or reasonable instructions of the Board or the officer(s) of the Company to whom the Executive reports within the scope of the Executive’s employment by the Company, (iii) the Executive’s dishonesty, fraud or misconduct with respect to the business or affairs of the Company, (iv) the Executive’s violation of the Company’s drug policy or anti-harassment policy (v) the Executive’s violation of the Company’s ethics policy which is willful or deliberate on the Executive’s part or is committed in bad faith or (vi) the final and non-appealable conviction by a court of competent jurisdiction of the Executive of a felony involving moral turpitude or the entering of a guilty plea or a plea of nolo contendere to such crime by the Executive.
          (c) Good Reason; Other Terminations. The Executive’s employment may be terminated by the Executive (i) during the Employment Period for Good Reason, or (ii) during the Employment Period other than for Good Reason.
For purposes of this Agreement, “Good Reason” shall mean:
               (i) the assignment to the Executive of any duties inconsistent with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities excluding for this purpose an insubstantial or inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

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               (ii) any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than an insubstantial or inadvertent failure which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
               (iii) the Company’s requiring the Executive to be based at any office or location other than that described in Section 4(a)(i)(B) hereof;
               (iv) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or
               (v) any failure by the Company to comply with and satisfy Section 14(c) of this Agreement.
               (vi) within a 24 month period following a Change of Control, any failure to allow Executive to participate in bonus (in cash and/or property) and equity compensation programs at a level at least equal to the participation levels of similarly situated senior executives of the Company and its affiliated companies.
               Notwithstanding anything herein to the contrary, the interim assignment of Executive’s position, authority, duties, or responsibilities to any Person while Executive is absent from his duties during any of the 120 business days set forth under the definition of Disability in Section 5(a) shall not constitute a Good Reason for Executive to terminate his employment with the Company.
               An extension of the Employment Period pursuant to Section 1(c) will not, in itself, impair or render invalid or defective a Notice of Termination given in connection with termination of employment for Good Reason based on whole or in part on facts or circumstances occurring prior to the extension.
          (d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for any reason (including without limitation Good Reason), shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 15(c) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s right hereunder.
          (e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of

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Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be, (iv) if the Executive’s employment is terminated by the Executive other than for Good Reason, the date of the receipt of the Notice of Termination or any later date specified therein, and (v) if the Executive’s employment is terminated on account of the death of the Executive or Executive’s Disability, the Date of Termination shall be the date of such death or the Disability Effective Date, respectively.
     6. Obligations of the Company upon Termination and Upon Change of Control.
          (a) Prior to a Change of Control: Good Reason or Other than for Cause. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause, or the Executive shall terminate employment for Good Reason:
               (i) the Company shall pay to the Executive, in a lump-sum in cash within 30 days after the Date of Termination (unless other payment terms are specified in this Section 6(a)(i)), the aggregate of the following amounts:
                    A. the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) any compensation previously deferred by the Executive, to the extent permitted by the plan under which such deferral was made (together with any accrued interest or earnings thereon), and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the “Accrued Obligations”); and
                    B. the amount (such amount shall be hereinafter referred to as the “Severance Amount”) equal to the sum of:
                         (1) one and one-half times the amount of the Executive’s Annual Base Salary, and
                         (2) one and one-half times the bonus (as a percentage of Annual Base Salary) described in Section 4(b)(ii) paid or payable in respect of the most recently completed fiscal year of the Company or, if no such bonus has been paid or is payable in respect of such year, any bonus described in Section 4(b)(ii) paid or payable in respect of the next preceding fiscal year.
                              The Severance Amount shall be reduced by the present value (determined as provided in Section 280G(d)(4) of the Internal Revenue Code of 1986, as amended (the “Code”)) of any other amount of severance relating to salary or bonus continuation to be received by the Executive upon termination of employment of the Executive under any severance plan, severance policy or severance arrangement of the Company. The amount payable under this Section 6(a)(i)B shall be paid in a lump sum in cash on the first business day after the six month anniversary of the Date of Termination; and
                    C. a separate sum equal to the amount of any earned but unpaid bonus awarded to the Executive;
               (ii) for a period of the longer of 18 months from the Date of Termination or the remaining term of the Employment Period, or such longer period as any plan, program,

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practice or policy may provide, the Company shall continue benefits to the Executive and/or the Executive’s dependents at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iv) of this Agreement if the Executive’s employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of the Company and its affiliated companies as in effect and applicable generally to other executives and their dependents during the 90-day period immediately preceding the Applicable Date, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; and provided further, however, that with respect to health and medical benefits, to the extent such coverage cannot be extended or provided, the Company will pay during the period described above the applicable premium under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended associated with such benefits (such continuation of such benefits for the applicable period herein set forth shall be hereinafter referred to as “Welfare Benefit Continuation”); and
               (iii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive and/or the Executive’s dependents any other amounts or benefits required to be paid or provided or which the Executive and/or the Executive’s dependents is eligible to receive pursuant to this Agreement and under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies as in effect and applicable generally to other executives and their dependents during the 90-day period immediately preceding the Applicable Date (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
          (b) Following a Change of Control: Good Reason or Other than for Cause. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause following a Change of Control, or the Executive shall terminate employment for Good Reason following a Change of Control, then the Company shall pay or provide to the Executive all the amounts and benefits set forth in Section 6(a) above; provided however, that:
               (i) instead of the Severance Amount calculated pursuant to Section 6(a)(i)(B) above, a Severance Amount equal to the product of:
                    (1) two and
                    (2) the sum of
                         (x) the Executive’s Annual Base Salary,
                         (y) the highest bonus (as a percentage of Annual Base Salary) described in Section 4(b)(ii) paid or payable in respect of any of the two most recently completed fiscal years of the Company. The Severance Amount calculated under this Section shall be reduced (if applicable) and paid as set forth in Section 6(a)(i)(b); and
               (ii) if the Date of Termination occurs within 24 months following a Change of Control, then effective as of the Date of Termination, each and every stock option, restricted stock award, restricted stock unit award and other equity-based award and performance award that is outstanding as of the Date of Termination shall immediately vest and/or become

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exercisable and any contractual restrictions on sale or transfer of any such award (other than any such restriction arising by operation of law) shall immediately terminate.
          (c) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for (i) payment of Accrued Obligations (which shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump-sum in cash within 30 days of the Date of Termination) and the timely payment or provision of the Welfare Benefit Continuation and Other Benefits and (ii) payment to the Executive’s estate or beneficiary, as applicable, in a lump-sum in cash within 30 days of the Date of Termination of an amount equal to the Severance Amount payable under Section 6(a)(i)(B).
          (d) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for (i) payment of Accrued Obligations (which shall be paid to the Executive in a lump-sum in cash within 30 days of the Date of Termination) and the timely payment or provision of the Welfare Benefit Continuation and Other Benefits (excluding, in each case, Disability Benefits (as defined below)), and (ii) payment to the Executive in a lump-sum in cash within 30 days of the Date of Termination of an amount equal to the greater of (A) the Severance Amount under Section 6(a)(i)(B) and (B) the present value (determined as provided in Section 280G(d)(4) of the Code) of any cash amount to be received by the Executive as a disability benefit pursuant to the terms of any long term disability plan, policy or arrangement of the Company and its affiliated companies (“Disability Benefits"), but not including any proceeds of disability insurance covering the Executive to the extent paid for on a contributory basis by the Executive (which shall be paid in any event as an Other Benefit).
          (e) Cause; By the Executive Other than for Good Reason. If the Executive’s employment shall be terminated for Cause during the Employment Period or if the Executive terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive other than the obligation (i) to pay to the Executive his Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive, in each case to the extent theretofore unpaid and (ii) provide any benefits required by applicable law. Any deferred compensation payable pursuant to the terms of this Section 6(e) shall be paid in accordance with the terms and conditions, if any, of the plan or arrangement under which such deferred compensation is due and, if the plan or arrangement does not specify a date for payment, then on the first business day after the six month anniversary of the Date of Termination.
          (f) Change of Control Benefit. Upon the occurrence of a Change of Control, each and every stock option, restricted stock award, restricted stock unit award and other equity-based award and performance award that is outstanding as of the date of the occurrence of a Change of Control shall immediately vest and/or become exercisable and any contractual restrictions on sale or transfer of any such award (other than any such restriction arising by operation of law) shall immediately terminate.
     7. Non-exclusivity of Rights. Except as provided in Section 6(a)(ii), 6(b)(iii), 6(c) and 6(d) of this Agreement, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of

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its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.
     8. Full Settlement; Resolution of Disputes.
          (a) Except where the Executive’s employment is terminated by the Company for Cause or is terminated by the Executive other than for Good Reason, the Company’s obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 6(a)(ii), 6(b)(iii), 6(c) and 6(d) of this Agreement, such amounts shall not be reduced whether or not the Executive obtains other employment. If there is any contest by the Company concerning the Payments or benefits to be provided to the Executive or his dependents hereunder whether through litigation, arbitration or mediation, or with respect to the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof, and the Executive or his spouse is the prevailing party, the Company agrees to pay promptly upon conclusion of the contest all legal fees and expenses which the Executive may reasonably have incurred.
          (b) If there shall be any dispute between the Company and the Executive (i) in the event of any termination of the Executive’s employment by the Company, whether such termination was for Cause, or (ii) in the event of any termination of employment by the Executive, whether Good Reason existed, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or that Good Reason did not exist, the Company shall pay all amounts, and provide all benefits, to the Executive and/or the Executive’s family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 6(a) or 6(b) hereof as though such termination were by the Company without Cause or by the Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this paragraph except upon receipt of an undertaking (which need not be secured) by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.
     9. Certain Additional Payments by the Company.
          (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, payments or distributions made pursuant to any deferred compensation or supplemental retirement plan), but determined without regard to any additional payments required under this Section 9) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto), by reason of being

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considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto), or any interest or penalties are incurred by the Executive with respect to such excise tax (such tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments, it being understood and agreed, anything in this Agreement to the contrary notwithstanding, that in no event shall the Executive be entitled to any payment pursuant to this Section 9 other than in respect of payments made pursuant to Section 6(b).
          (b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when any Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s then current independent public accountants (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. The Accounting Firm shall furnish the Executive with a written opinion that reporting the Excise Tax, or the failure to report the Excise Tax, as applicable, on the Executive’s applicable federal income tax return in accordance with the determination made by the Accounting Firm pursuant to this Section 9(b) should not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.
          (c) The Executive shall notify the Company in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in

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writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
               (i) give the Company any information reasonably requested by the Company relating to such claim,
               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably acceptable to the Executive,
               (iii) cooperate with the Company in good faith in order effectively to contest such claim, and
               (iv) permit the Company to participate in any proceedings relating to such claim;
               provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
          (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid

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and the amount of such advance shall be offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     10. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.
     11. Non-Competition; No Solicitation.
          (a) The Executive recognizes that the Company’s willingness to enter into this Agreement is based in material part on the Executive’s agreement to the provisions of this Section 11, and that the Executive’s breach of the provisions of this Section could materially damage the Company. The Company shall provide confidential and trade secret information to the Executive immediately upon execution of this Agreement and thereafter, and the Executive agrees not to disclose or use such information for any reason other than the Executive’s employment with Company without the express, prior, written consent of Company. Therefore, in consideration of the Company’s promise to provide the Executive with its confidential information and trade secrets, the Executive agrees that he will not, during the period of the Executive’s employment by or with the Company, and for a period of one year immediately following the termination of the Executive’s employment with the Company under this Agreement for any reason other than termination by the Executive for Good Reason (the “Non-Compete Period”), for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation, limited liability company or business of whatever nature accept employment with, serve as an officer, director, member, manager, agent or joint venturer of, be an owner, controlling stockholder or partner of, act as a consultant to or contractor for, or otherwise actively participate or assist any person, or compete against the Company or any of its subsidiaries or affiliates, directly or indirectly, with or without compensation, in the offshore drilling or liftboat businesses (or any other business in which the Company or any of its subsidiaries or affiliates is then engaged) in those states of the United States (including the state or federal waters offshore such states), or in those countries in the world (and the territorial waters thereof), where the business of the Company is engaged.
          (b) The Executive agrees that he shall not during the Non-Compete Period, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation, limited liability company or business of whatever nature induce or encourage any employee of the Company to terminate employment with the Company or hire or offer employment to, or procure the making of an offer of employment to, any employee of the Company or any of its subsidiaries or affiliates who was so employed at any

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time during the 12 months prior to the date of termination of the Executives’ employment with the Company.
          (c) The Executive agrees that he shall not during the Non-Compete Period, for any reason whatsoever, directly or indirectly, (i) team or join with other employees of the Company who were employees of the Company or any of its subsidiaries or affiliates during the 12 months prior to the date of termination of the Executive’s employment with the Company in any business like or related to the offshore drilling business or liftboat business (or any other business in which the Company or any of its subsidiaries or affiliates is then engaged) or (ii) cause, induce or encourage any customer of the Company or any of its subsidiaries or affiliates to terminate or change adversely any business relationship with the Company or any of its subsidiaries or affiliates.
          (d) Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, the Executive agrees that the foregoing covenants may be enforced by the Company by injunctions, restraining orders and other equitable actions, without showing any actual damage or that monetary damages would not provide an adequate remedy and without any bond or other security being required.
          (e) Executive agrees that the limitations set forth in this Section 11 on his rights to compete with the Company and its subsidiaries and affiliates are reasonable and necessary in order to protect the goodwill, confidential information and trade secrets, and other legitimate interests of the Company, its subsidiaries and affiliates during the Non-Compete Period. Executive specifically agrees that, in view of the nature of the current and proposed business of the Company, the limitations as to period of time and geographic area, as well as all other restrictions on his activities specified in Section 11, are reasonable and necessary for the protection of the Company and its subsidiaries and affiliates.
          (f) The covenants in this Section 11 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this Section 11 are unreasonable and therefore unenforceable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.
          (g) The Executive hereby agrees that the period during which the agreements and covenants of the Executive made in this Section 11 shall be effective shall be computed by excluding from such computation any time during which the Executive is in violation of any provision of this Section 11.
     12. Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by the Executive by or on behalf of the Company, or any of its affiliated companies or the representatives, vendors or customers thereof that pertain to the business of the Company or any of its affiliated companies shall be and remain the property of the Company or any such affiliated company, as the case may be, and be subject at all times to the discretion and control thereof. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to

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the business, activities or future plans of the Company or its affiliated companies that are collected or held by the Executive shall be delivered promptly to the Company or its affiliated companies, as the case may be, without request by such party, upon termination of the Executive’s employment, without regard to the cause or reasons for such termination.
     13. Inventions. The Executive shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are (a) conceived or made by the Executive, solely or jointly with another, during the period of employment or within one year thereafter, (b) directly related to the business or activities of the Company or its affiliated companies, and (c) conceived by the Executive as a result of the Executive’s employment by the Company. Executive hereby assigns and agrees to assign all the Executive’s interests in any such invention, improvement or valuable discovery to the Company or its nominee. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company’ interest in any such invention, improvement or valuable discovery.
     14. Successors.
          (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
          (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. If a Business Combination is consummated that would have resulted in a Change of Control but for the satisfaction of the conditions specified in clauses (i), (ii) and (iii) of Section 2(c) and if the parent corporation resulting from the Business Combination is other than the Company (hereinafter a “New Parent”), then, as a condition to consummation of this Business Combination, the New Parent shall be considered a successor for purposes of this Section 14.
     15. Miscellaneous.
          (a) Unfunded Obligation. This Agreement shall be an unfunded obligation of the Company.
          (b) Governing Law; Headings; Amendments. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by (i) a

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written agreement executed by the parties hereto or their respective successors and legal representatives, or (ii) as otherwise specified in Section 15(h) below.
          (c) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Terry Carr
10 W. Shady Lane
Houston, TX 77063

If to the Company:	Hercules Offshore, Inc.
Attn: Chief Executive Officer and President
11 Greenway Plaza, Suite 2950
Houston, Texas 77046
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
          (d) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
          (e) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
          (f) Waivers. The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(vi) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
          (g) Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto, and supersedes all prior agreements or understandings (whether written or oral) with respect to the subject matter hereof.
          (h) 409A Compliance. Notwithstanding anything in this Agreement to the contrary, if the Board determines, upon advice of counsel, that any provision of this Agreement does not, in whole or in part, satisfy the requirements of Section 409A of the Code, the Board, in its sole discretion, may unilaterally modify this Agreement in such manner as it deems appropriate to comply with such Code section and any regulations or guidance issued thereunder; provided, that in making any such modifications, the Board shall seek to minimize any adverse economic consequences to the Executive.
          (i) No Third Party Beneficiaries. Except as otherwise provided herein, nothing contained herein shall confer upon any Person, or any representative or beneficiary thereof, any rights or remedies under this Agreement.

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     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE
/s/ Terrell L. Carr
TERRELL L. CARR

HERCULES OFFSHORE, INC.
By:	/s/ John T. Rynd
	Name:	John T. Rynd
	Title:	Senior Vice President

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